Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 19, 2014, in the Registration Statement (Form F-1) and related Prospectus of Cellectis S.A. dated February 20, 2015.

Ernst & Young et Autres

/s/ Franck Sebag

Paris La Defense, France

February 20, 2015